Exhibit 17

OPPOSITION TO THE BOARD DEFENDANTS' RULE 11 MOTION FOR SANCTIONS 12345678910 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Megan A. Maitia, Bar No. 285271megan@summaLLP.com Jennifer L. Williams, Bar No. 268782 jenn@summallp.com SUMMA LLP 1010 Sycamore Avenue, Unit 117 South Pasadena, California 91030 Telephone: (213) 260-9452/54 Facsimile: (213) 835-0939 Attorneys for Plaintiffs UNITED STATES DISTRICT COURT CENTRAL DISTRICT OF CALIFORNIA ? WESTERN DIVISION WEIRD SCIENCE LLC and WILLIAM ANDERSON WITTEKIND, derivatively on behalf of RENOVARO BIOSCIENCES, INC. Plaintiff, v. RENÉ SINDLEV, MARK DYBUL, GREGG ALTON, JAMES SAPIRSTEIN, JAYNE McNICOL, HENRIK GRØNFELDT-SØRENSEN, CAROL L. BROSGART, RS GROUP APS, RS BIO APS, PASECO APS, OLE ABILDGAARD, KARSTEN REE HOLDING I APS, KARSTEN REE HOLDING B APS, KARSTEN REE, PO-MA INVEST APS, TBC INVEST A/S, TORBEN BJORN CHRISTENSEN, K&L GATES LLP, CLAYTON E. PARKER, and LINCOLN PARK CAPITAL FUND LLC, Defendants, Case No.: 2:24-cv-00645-HDV-MRW PLAINTIFFS' OPPOSITION TO BOARD DEFENDANTS' MOTION FOR SANCTIONS AGAINST PLAINTIFFS AND PLAINTIFFS' COUNSEL [Filed concurrently with Declaration of Megan A. Maitia] Date: April 25, 2024 Time: 10:00 a.m. Courtroom: 5B

iiOPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 and RENOVARO BIOSCIENCES INC., Nominal Defendant.

iiiOPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 TABLE OF CONTENTS INTRODUCTION .......................................................................................... 1 I.RULE 11 LEGAL STANDARD .................................................................... 4II.BACKGROUND OF PLAINTIFFS' WELL-FOUNDED ALLEGATIONS AND REASONABLE INQUIRY UNDER THE CIRCUMSTANCES ....................................................................................... 6A. Basis of The Derivative Complaint and TRO Application. .................. 6B.The Renovaro Board's Pattern of Bad Faith and Conflicts..................8C. The Post-TRO Release of the Hindenburg Report. .............................10D.Additional Material Information Plaintiffs Discovered After the TRO Hearing. .......................................................................11E. Plaintiffs Intend to Amend The Derivative Complaint. ......................13III. ARGUMENT ................................................................................................ 14A. Plaintiffs' January 19, 2024 letter was not a "Binding Admission" Under Applicable Delaware Law. .......................................................14B. Defendants' Rule 11 Motion Regarding Suitable Derivative Plaintiffs Fails to Cite Binding 9th Circuit Case Law That Establishes A Multi-Factor Test (Not a "Bright-Line" Rule). ............16C.The 2018 Merger Agreement's Jurisdiction Clause, On Its Face, Does Not Apply To The Derivative Complaint. .................................17D.The Colorado RiverDoctrine Also Employs a Multi-Factor Test (Not a "Bright-Line" Rule). ................................................................18IV. CONCLUSION AND REQUEST FOR PLAINTIFFS' ATTORNEY'S FEES. .................................................................................. 20

iv OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 TABLE OF AUTHORITIESCasesBrehm v. Eisner, 746 A.2d 244 (Del.2000) .................................................................... 14, 16 City of Tamarac Firefighters' Pension Tr. Fund v. Corvi (Corvi), 2019 WL 549938 (Del. Ch. Feb. 12, 2019). ...................................................................................................... 15, 16 Conn v. Borjorquez, 967 F.2d 1418 (9th Cir. 1992) ............................................................... 4 Dahle v. Pope, 2020 WL 504982 (Del. Ch. Jan. 31, 2020) .................................................. 14 Forestal v. Caldwell, 2016 WL 9774914 (C.D. Cal. Nov. 14, 2016) ................................... 16 Grimes v. Donald, 673 A.2d 1207 (Del.1996)...................................................................... 16 Harrison Prosthetic Cradle Inc. v. Roe Dental Lab'y, Inc., 608 F. Supp. 3d 541 (N.D. Ohio 2022) ............................................................................................................ 1, 5 Hornreich v. Plant Indus., Inc., 535 F.2d 550 (9th Cir. 1976) ......................................... 2, 16 Jackson v. Jacob, 2021 WL 3578671 (C.D. Cal. Apr. 9, 2021) ........................................... 16 Larson v. Dumke, 900 F.2d 1363 (9th Cir. 1990) ........................................................ 2, 16, 17 Lee v. Fisher, 70 F.4th 1129 (9th Cir. 2023) .................................................................... 2, 18 Operating Engineers Pension Trust v. A-C Co., 859 F.2d 1336 (9th Cir.1988) .................... 4 Persian Gulf, Inc. v. Alon USA Energy, Inc., No. 22-56016, 2023 WL 8889557 (9th Cir. Dec. 26, 2023) ...................................................................................................... 5 Rosenbloom v. Pyott, 765 F.3d 1137 (9th Cir. 2014) ........................................... 1, 14, 15, 16 Scattered Corp. v. Chicago Stock Exch., Inc., 701 A.2d 70 (Del.1997) .............................. 16 Seneca Ins., v. Strange Land Inc., 862 F.3d 835 (9th Cir. 2017) ......................................... 19 Spiegel v. Buntrock, 571 A.2d 767 (Del. 1990) ................................................................ 1, 14 Strom v. United States, 641 F.3d 1051 (9th Cir. 2011) .......................................................... 4 United Food & Com. Workers Union & Participating Food Indus. Emps. Tri-State Pension Fund v. Zuckerberg, 262 A.3d 1034 (Del.2021) .............................................................. 15 Yaw v. Talley, 1994 WL 89019 (Del. Ch. Mar. 2, 1994) ...................................................... 14 Yei A. Sun v. Advanced China Healthcare, Inc. (Sun), 901 F.3d 1081 (9th Cir. 2018) . 17, 18

v OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 StatutesDelaware General Corporation Law § 115 ....................................................................... 2, 18 Other Authorities Fed. R. Civ. P. 11 .................................................................................................................... 4 Fed. R. Civ. P. 11(b)(2) ......................................................................................................... 20 Rule 11 ........................................................................................................................... passim Rule 11, Rutter Group Prac.Guide Fed. Civ. Pro. Before Trial Ch. 17-B .............................. 3

OPPOSITION TO THE BOARD DEFENDANTS' RULE 11 MOTION FOR SANCTIONS 12345678910 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 MEMORANDUM OF POINTS AND AUTHORITIESThreatening sanctions casually or as a matter of course has no place among officers of the court?again, except in the most egregious cases and, then, only as a last resort. The type of conduct on display here threatens the civility and professionalism on which the Rules and the Court rely to resolve disputes. And it will not be tolerated. Harrison Prosthetic Cradle Inc. v. Roe Dental Lab'y, Inc., 608 F. Supp. 3d 541, 551 (N.D. Ohio 2022). *** Before the Court is a Rule 11 motion filed by the Board Defendants, who are seeking sanctions against Plaintiffs and their counsel on the grounds that "multiple, bright-line legal defects [] preclude this purported shareholders derivative suit." (Mot. at p.81).: The three "bright-line legal defects" claimed by the Board Defendants are based on misrepresentations of nuanced case law and complex facts, and the Board Defendants' motion should be summarily denied. First, the Board Defendants argue that a January 19, 2024 letter sent by Plaintiffs to the Renovaro Board is a "binding admission that the board is properly situated to evaluate [Plaintiffs] purported concerns." (Mot. at 8-9, emphasis in original, citing Spiegel v. Buntrock, 571 A.2d 767 (Del. 1990).) The Board Defendants' reliance on Spiegel for this broad legal conclusion is a self-serving oversimplification. Shareholder demand issues are decided on a "case-by-case basis and not by any rote and inelastic criteria." Rosenbloom v. Pyott, 765 F.3d 1137, 1148 (9th Cir. 2014). An expansive body of case law?none cited by the Board Defendants?governs many issues on this point: whether the January 19 letter was a "demand" at all, whether the Board's non-response to the letter before the January 25, 2024 Special Meeting amounts to a demand "refusal," and whether Plaintiffs' 1 Citations to the Board Defendants' Rule 11 motion reflect the ECF header page numbers.

2 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 allegations of bad faith and conflicts render the tacit-concession doctrine inapplicable, in any event. Second, the Board Defendants argue Plaintiffs are disqualified from being proper derivative plaintiffs because they are adverse to the company in separate litigation. Citing the Ninth Circuit's 1976 decision in Hornreich v. Plant Indus., Inc., 535 F.2d 550, the Board Defendants argue that a party who is against the company in other pending litigation is per se disqualified, an "archetypical example of a derivative plaintiff who cannot serve. . . ." (Mot. at 10:12-15.) But the Board Defendants failed to cite Larson v. Dumke, 900 F.2d 1363 (9th Cir. 1990), the controlling precedent that establishes an eight-factor test, not a litmus test, for this determination. Third, the Board Defendants argue that the forum provision of a 2018 Merger Agreement required this case to be filed in the Delaware Court of Chancery. But the defined terms and plain language in the Merger Agreement support Plaintiffs' position that the forum provision does not apply here: as the Board Defendants expressly assert, this action is on behalf of the Company, not against it; this action does not "arise out of" and is not "related to" the Merger Agreement because this case is mainly about violations of the federal securities laws (and has nothing to do with the merger); the single case the Board Defendants cite is distinguishable; and the Board Defendants ignore applicable law providing that a forum selection clause governing a derivative action, if any, is to be included in the Company's Certificate of Incorporation or Bylaws (neither Renovaro's Certificate of Incorporation nor its Bylaws have a forum selection clause). See DGCL § 115; see also Lee v. Fisher, 70 F.4th 1129, 1151-1159 (9th Cir. 2023) (examining case law on enforcement of forum selection clauses for shareholder litigation involving Delaware corporations). Finally, the Board Defendants suggest that the Plaintiffs have violated Rule 11 as to the substantive securities allegations. (Mot. at 5 (stating that the Private Securities Litigation Reform Act requires the Court to make findings about Rule 11 and to impose sanctions for any violations of Rule 11 upon conclusion of the case).) But a review of the

3 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Board Defendants' arguments in opposition to the TRO confirm that they not only minimized the significance of relevant securities laws and regulations, in some cases they altogether misrepresented them. (Maitia Decl. ¶¶ 60-66, describing the most significant substantive misrepresentations by the Board Defendants.) Over the last several weeks, Plaintiffs' counsel has tried to meet and confer with counsel for the Board Defendants about this motion: through phone calls, emails, and formal written correspondence, Plaintiffs have identified the deficiencies of this Rule 11 motion, provided case law and analysis illustrating such deficiencies, stated that Plaintiffs intend to amend the Complaint (mooting at least one of Defendants' arguments), and offered multiple paths that would allow the Parties to move forward efficiently without this unnecessary motion practice. The Board Defendants have ignored these efforts. (Maitia Decl. ¶¶ 72-82, Exs. T, U, V.) Why? Because this motion is not about the principles underlying Rule 11, none of which are present here. Rather, this motion is a vehicle for the Board Defendants to play litigation "hardball," a tactic which itself violates Rule 11: CAUTION RE RULE 11 "HARDBALL": Threats of Rule 11 sanctions are improper where the other side's position is plausible (even if it is incorrect). Seeking sanctions under such circumstances is itself sanctionable conduct: The use of Rule 11 has become part of the so-called hardball litigation techniques espoused by some firms and their clients. Those practitioners are cautioned that they invite retribution from courts which are far from enchanted with such abusive conduct. B. Rule 11, Rutter Group Prac. Guide Fed. Civ. Pro. Before Trial Ch. 17-B (cleaned up). In this opposition and declaration of counsel, Plaintiffs set the factual record straight and identify the applicable law. Many of these details are unfortunately necessary to preserve the record given the seriousness of Rule 11 allegations levelled against Plaintiffs and their counsel. The Court need not necessarily dive into these details because even a cursory review of the Board Defendants' Rule 11 legal arguments confirms their motion falls far short of the "rare and exceptional case" warranting Rule 11 sanctions. Operating

4 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Engineers Pension Trust v. A-C Co., 859 F.2d 1336, 1344 (9thCir.1988)(Rule 11 applies "where the action is clearly frivolous, legally unreasonable or without legal foundation, or brought for an improper purpose"); Conn v. Borjorquez, 967 F.2d 1418, 1421 (9th Cir. 1992) ("Rule 11 is an extraordinary remedy, one to be exercised with extreme caution."). Based on the record before it, the Court can and should deny the Rule 11 motion, and Plaintiffs' counsel should be granted their fees. I. RULE 11 LEGAL STANDARD The Board Defendants seek Rule 11 sanctions based on purported violations of section (b)(2), which requires counsel to certify that "the claims, defenses, and other legal contentions are warranted by existing law or by a nonfrivolous argument for extending, modifying, or reversing existing law or for establishing new law." Fed. R. Civ. P. 11. The Committee Notes on Amendments to Federal Rules of Civil Procedure explain the limits of Rule 11 motions: They should not be employed as a discovery device or to test the legal sufficiency or efficacy of allegations in the pleadings; other motions are available for those purposes. Nor should Rule 11 motions be prepared to emphasize the merits of a party's position, to exact an unjust settlement, to intimidate an adversary into withdrawing contentions that are fairly debatable, to increase the costs of litigation, to create a conflict of interest between attorney and client, or to seek disclosure of matters otherwise protected by the attorney-client privilege or the work-product doctrine. Id. (emphasis added). The word "frivolous" denotes "a filing that is both baseless and made without a reasonable and competent inquiry." Strom v. United States, 641 F.3d 1051, 1059 (9th Cir. 2011). "Rule 11 requires an evaluation of what constitutes a reasonable inquiry under all the circumstances of a case. Our precedent outlines several relevant (but not mandatory) factors, including access to relevant information, the experience of an attorney versus the level of specialized expertise necessary, whether the allegations are related to knowledge,

5 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 purpose, or intent, the relation of an allegedly frivolous claim to the pleading as a whole, the length of time the attorney had to investigate, and the complexity of the case." Persian Gulf, Inc. v. Alon USA Energy, Inc., No. 22-56016, 2023 WL 8889557, at *1 (9th Cir. Dec. 26, 2023) (cleaned up) (citing cases). Each of these factors weighs against sanctions under the circumstances of this case. This case involves serious issues involving a range of securities laws and regulations, nuanced case law, and complex facts. Plaintiffs' investigation required a tedious review of dense SEC filings that go back almost a decade, and Renovaro disclosed additional critical information two weeks before the Special Meeting. On the merits, the claims are more than plausible. Counsel for the Board Defendants immediately threatened sanctions after the denial of the TRO and the occurrence of the Special Meeting. Plaintiffs offered to stay the litigation pending review by a special committee of Renovaro's Board and expressed an intention to amend the Derivative Complaint, but defense counsel insisted on filing this motion unless the Derivative Complaint was completely withdrawn. As a District Judge recently observed: Any request for sanctions should be the last resort for redressing the most egregious misconduct or abuse. Here, at what is effectively the outset of the case[], Defendants rushed to raise the specter of sanctions. .. . . Instead of a reasoned and measured response, [defense] counsel immediately threatened sanctions. That threat had the characteristic response of making matters more difficult for the parties to address. They also resulted in the additional expenditure of judicial resources on matters not directed to the merits of the dispute. . . . Harrison Prosthetic Cradle Inc., 608 F. Supp. 3d 541, 551 (emphasis added). Here, the Board Defendants similarly pursued sanctions without citing easily researched and on-point case law, and then they filed their motion without correcting these deficiencies even after Plaintiffs pointed them out. On this record, the Board Defendants'

6 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Rule 11 motion should be denied, and Plaintiffs should be granted attorney's feesunder Rule 11(c)(2). II. BACKGROUND OF PLAINTIFFS' WELL-FOUNDED ALLEGATIONS AND REASONABLE INQUIRY UNDER THE CIRCUMSTANCES A. Basis of The Derivative Complaint and TRO Application. On January 19, 2024, Plaintiffs' counsel notified Renovaro's Board in writing of serious violations of the federal securities laws that were harmful to all Renovaro stockholders (not just the Plaintiffs, as Board Defendants imply) except for insiders RS Bio ApS (exclusively controlled by Sindlev), Paseco ApS (exclusively controlled by Abildgaard), and Lincoln Park Capital Fund LLC (the longtime client of Defendants K&L Gates and Clayton E. Parker). The alleged violations of Section 10(b) of the 1934 Act and Rule 10b-5 resulted in Sindlev, Abildgaard, and Lincoln Park receiving millions of dollars' worth of ill-gotten profits at the expense of all other Renovaro stockholders (not just the Plaintiffs). Similarly, the alleged violations of Section 14(a), Rule 14a-9, Section 13(d), and Rules 13d-1(a) and 13d-2(a) deprived all Renovaro stockholders (not just the Plaintiffs) of material information before a vote at the January 25, 2024 Special Meeting, with nearly 50% of Renovaro's stock at stake. In the January 19 letter, Plaintiffs requested that the Board act to cure the Section 14(a) and 13(d) violations before the Special Meeting. (Maitia Decl. ¶¶ 9-46 and accompanying Exhibits.) Plaintiffs' counsel received no response from Renovaro's Board until the morning of January 23, 2024, when defense counsel for the Board Defendants, the same lawyers who represent Sindlev personally, one of whom is a former K&L Gates partner, first made themselves available. Over two phone calls with defense counsel, Plaintiffs made clear that their goal was to achieve full and fair disclosure before the Special Meeting, not stop it. Defense counsel said that Sindlev would be filing Schedule 13D amendments to cure some of the alleged violations but otherwise gave no indication that their clients desired or intended to address the Plaintiffs' concerns. (The 13D amendments Sindlev ultimately filed are objectively deficient. (See Maitia Decl. ¶¶ 67-71.).) Instead, defense counsel first

7 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 feignedignoranceand indifference: theyclaimedthey had not read the draft derivative complaint attached to the January 19 letter and later wrote in an email, "I don't want to squeeze you on timing so I understand if you need to proceed." Plaintiffs offered a temporary resolution where the Special Meeting would be postponed for a short period to allow the Parties time to discuss the issues to correct the disclosure violations, but defense counsel rejected Plaintiffs' offer on the spot. (Maitia Decl. ¶¶ 47-59.) Barely 24 hours later, defense counsel for the Board Defendants signed a 38-page TRO opposition brief, raising for the first time the "bright-line legal defects" also cited in this Rule 11 motion. (Dkt. 9, TRO Opp'n.) In both the TRO opposition and this Rule 11 motion, the Board Defendants make their arguments without citing the applicable case law and against the distorted backdrop of an inaccurate (and inflammatory) description of the material facts. For example, the Board Defendants' TRO opposition falsely asserted that Plaintiffs and Gumrukcu were "seeking to line their own pockets at the expense of other shareholders." (TRO Opp'n. at 3.) In fact, the disgorgement and disclosure relief sought would benefit Renovaro's stockholders generally with no benefit inuring directly to the Plaintiffs. And Gumrukcu is not a Plaintiff here or in the Delaware action. The Board Defendants also argue that Plaintiffs "by their own admission, hav[e] planned this stunt for over a month" (Mot. at p. 18) and suggest the facts were known to Plaintiffs when the GEDi Cube Stock Purchase Agreement was announced on September 29, 2023. (See Form 8-K.) But at that point, neither the Plaintiffs nor any other non-insider stockholders knew when the Special Meeting would be scheduled if at all. This uncertainty was well founded: On the face of the GEDi Cube Stock Purchase Agreement, the putative deadline for the Preliminary Proxy Statement was November 14, 2023. Renovaro did not file the Preliminary Proxy Statement until December 22, 2023 at 5:25 pm EST, the Friday night before Christmas. (See Form PREM14A.) It was not until Renovaro filed the Preliminary Proxy Statement (running 318 pages) that critical information about the GEDi Cube transaction was first made available to the public and to Plaintiffs. (Maitia Decl. ¶¶ 31-40.)

8 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 On January 3, 2024, Renovaro filed its Definitive Proxy Statement and for the first time announced the date of the Special Meeting (January 25, 2024). (See Form DEFM14A.) On January 16, 2024, Renovaro filed the Proxy Statement Supplement, disclosing that the Board suddenly met with K&L Gates on January 10, 2024 and decided at the last minute to waive a fairness opinion condition (meant to benefit all pre-closing Renovaro stockholders) in the Stock Purchase Agreement. The Proxy Statement Supplement also revealed the Board's monumental reliance on an unnamed consultant's "confidence" in GEDi Cube as the basis for approving the terms of the transaction. (See Form DEFA14A.) Three days later, Plaintiffs sent the January 19, 2024 letter. Four days after that, on January 23, 2024, Plaintiffs filed the Derivative Complaint and TRO. On January 24, 2024, the Court denied Plaintiffs' TRO application. (Dkt. 12.) The Special Meeting proceeded the next day as scheduled, and the Renovaro stockholders reportedly approved an amendment to Renovaro's charter increasing the number of authorized shares of common stock from 100 million to 350 million. See Form 8-K filed Jan. 25, 2024. This approval, in turn, allowed Renovaro to close the acquisition of GEDi Cube on February 13, 2024, resulting in GEDi Cube shareholders owning approximately 49% of Renovaro, diluting the existing (pre-closing) Renovaro stockholders roughly by half. See Form 8-K filed Feb. 14, 2024. B.The Renovaro Board's Pattern of Bad Faithand Conflicts. The Plaintiffs' actions here must be evaluated in the context of the Renovaro Board's pattern of oppressing stockholders with the assistance of counsel at K&L Gates. Indeed, after months of correspondence with K&L Gates (Renovaro's counsel), on June 7, 2023, Plaintiffs sued Renovaro in the Delaware Court of Chancery for Renovaro's breaches of the piggyback registration rights in the Investor Rights Agreement dated February 16, 2018 among Renovaro, RS Group ApS (controlled by Sindlev) and Plaintiff Weird Science. This Investor Rights Agreement was executed under the Merger Agreement that prompts the Board Defendants' Delaware jurisdiction argument in this Rule 11 motion. (Maitia Decl. ¶¶ 10-12.) What followed the registration rights complaint was a series of

9 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 events that prompted the Plaintiffs' investigation that resulted in this Derivative Complaint(as discussed below, other than prompting Plaintiffs to uncover the derivative claims alleged here, the Delaware case and this Derivative Complaint are unrelated): On June 20, 2023, less than two weeks after the lawsuit was filed in the Delaware Court of Chancery, Renovaro again ignored the Plaintiffs' piggyback registration rights by agreeing to register shares for Lincoln Park without providing a piggyback notice to Plaintiffs. Plaintiffs discovered that Lincoln Park has been a longtime client of K&L Gates and Parker, broadening the investigation and causing the Plaintiffs to uncover the misconduct and wrongdoing that led to an amended complaint in Delaware and this Derivative Complaint. (Id. ¶¶ 13-14.) On July 7, 2023, after Renovaro failed to obtain a quorum for a shareholder meeting, the Board amended Renovaro's Bylaws to reduce the quorum requirement from a majority of the outstanding shares to one-third (see Form 8-K), effectively neutralizing Plaintiffs' voting power (then approximately 28% of the Renovaro shares outstanding) for shareholder meeting quorums. On August 7, 2023, Renovaro reported private transactions issuing Series A Preferred Stock and common stock warrants on August 1, 2023. These transactions were at grossly inadequate prices given the signed (but not yet announced) GEDi Cube letter of intent (LOI). (See Form 8-K.) Subsequent SEC filings confirmed that most of these shares and warrants were issued to RS Bio (controlled by Sindlev) and Paseco (controlled by Abildgaard). On August 9, 2023, Renovaro announced the GEDi Cube LOI. (Form 8-K.) In August and September 2023, Renovaro, through K&L Gates, refused to provide books and records demanded by the Plaintiffs in connection with Plaintiffs' investigation of corporate wrongdoing involving sales of Renovaro's stock based on material nonpublic information and related SEC disclosure violations. This stonewalling prompted Plaintiffs to intensify their investigation, through which Plaintiffs uncovered the millions in ill-gotten profits ultimately alleged in the Derivative Complaint. (Maitia Decl. ¶¶ 15-28.) With this history, the Renovaro Board reacted to the Plaintiffs' January 19 letter by retaining Michael J. Quinn at Vedder Price (a former K&L Gates partner), the same lawyer already representing Sindlev personally in a separate matter that Sindlev has brought against Plaintiff Wittekind. The selection of Mr. Quinn as counsel for this matter (with no

10 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 apparent concern for conflict by the Board Defendants) demonstrates that the Plaintiffs reasonably (and correctly) believed that Renovaro's Board would not consider the violations and misconduct identified in the January 19, 2024 letter objectively or in good faith. C. The Post-TRO Release of the Hindenburg Report. In opposing the TRO, the Board Defendants argued that Plaintiffs' requested injunctive relief would unnecessarily delay the Special Meeting and place the GEDi Cube transaction in jeopardy. But after the Special Meeting went forward as planned, the Board Defendants announced nothing about the transaction for more than two weeks. Then, on February 13, 2024, Renovaro issued a hurried press release, tersely announcing the GEDi Cube acquisition closing. (See Form 8-K filed Feb. 14, 2024; Maitia Decl. ¶ 76.) The timing of the February 13, 2024 announcement appeared reactive. That same morning, Hindenburg Research?a research firm and activist short seller?released a report on Renovaro's acquisition of GEDi Cube, scrutinizing the fairness opinion debacle and specifically citing Plaintiffs' Derivative Complaint. (Feb. 13, 2024 Hindenburg report here; see also Maitia Decl. ¶¶ 84-89.) Hindenburg's report highlighted that Renovaro's board, in September 2023, "rightly ?did not give any weight'" to GEDi Cube's self-assessed "clearly absurd" valuation of $225 million. Hindenburg's report continued, "[t]hen things got weirder," conveying that on January 10, 2024?after filing the Definitive Proxy Statement and only two weeks before the Special Meeting?the Board voted to waive the fairness opinion condition (meant to benefit all pre-closing Renovaro stockholders interests in connection with the transaction) because GEDi Cube's lack of financial projections would render any fairness opinion meaningless. Hindenburg?whose primary business is researching deals like Renovaro's acquisition of GEDi Cube?concluded: Effectively, Renovaro has nearly completed the most bizarre merger we have ever seen, whereby Renovaro lent $1.05 million to a newly-formed GEDi Cube entity for GEDi Cube to buy a stake in a nearly-insolvent data science company at a mere ~?1.96 million implied valuation, only to have

11 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 GEDi Cube then flip it to Renovaro for $275 million after CEO Dybul engaged in an apparently hard-fought negotiation against himself [emphasis added]. Arguably, the $275 million reference is understated (it should have been $312.9 million). (Maitia Decl. ¶ 87.) The only check on the dubious decision to pay $275 million or $312.9 million in Renovaro stock after rejecting a $225 million valuation was the fairness opinion condition that the Board waived. After Hindenburg published its report, multiple law firms started recruiting Renovaro stockholders for lawsuits based on the same allegations Plaintiffs have alleged here. (See, e.g., Pomerantz LLP's March 11, 2024 press release; Brager Eagel & Squire P.C.'s March 4, 2024 press release; the Rosen Law Firm February 28, 2024 press release. These firms are expected to file their own cases, joining the several other derivative and stockholder class action lawsuits filed in Los Angeles against Renovaro. (Maitia Decl. ¶ 106.) D. Additional Material Information Plaintiffs Discovered After the TRO Hearing. After the Hindenburg report was published, Plaintiffs uncovered new material information that was omitted from Renovaro's proxy materials. This information, while not necessary to deny the Board Defendants' Rule 11 motion, goes to the heart of the "demand" issue they raised: Nina Storms was identified as the "advisor to GEDi Cube" who started the early 2023 discussions with Sindlev and continued those discussions with Sindlev, Dr. Dybul, and K&L Gates leading up to the signing of the August 2023 Letter of Intent. (See Jan. 3, 2024 Proxy Statement at pp. 54-57.) Though not disclosed to stockholders, Storms is the mother of Karen Brink, the GEDi Cube director who signed the GEDi Cube LOI and Stock Purchase Agreement as sellers' representative. (Id. at p.56; Maitia Decl. ¶ 87-88.) When the GEDi Cube acquisition closed, Brink was given a seat on Renovaro's Board of Directors and received (through her company Yalla Yalla Ltd.) 27,226,486 shares of Renovaro's common stock, roughly 19% of Renovaro's 143,668,372 post-closing shares. (See Form 8-K filed on February 14, 2024.))

12 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Renovaroalso identified Storms as a "strategic advisor" in its Rule 14a-12 solicitation material filed with the SEC on December 1, 2023 (see Rule 14a-12 Solicitation filing), and her photograph appeared on the same slide as Avram Miller, who was appointed to Renovaro's Board of Directors on October 10, 2023. (SeeForm 8-K filed on October 11, 2023; "RenovaroCube Team" webpage, identifying Storms and Milleras RenovaroCube's "Advisory Board.") On thisslide in the Rule 14a-12 filing, Renovaro described Storms as "a pioneer in the high technology field [who] in 1994 started World Online which became one of the largest Pan-European Internet telecommunication companies," and represented that "World Online was listed on the stock exchange with an enterprise value of 12 billion Euros." On the same slide, Renovaro described Mr. Miller as "co-founder of Intel Capital and its former "Corporate Vice President of Business Development." Yet the Proxy Statement materials omitted that Intel was an investor in World Online, Miller served on World Online's supervisory board, and Storms (then known as Nina Brink) and Miller were embroiled in a serious securities law scandal related to World Online's IPO on the Amsterdam Stock Exchange in March 2000. According to several articles published by The Wall Street Journal, Miller, while serving on World Online's supervisory board, introduced Storms to Baystar Capital LP, which purchased a portion of Storms' stock for 6.04 Euros per share three months before World Online's IPO at 43.00 Euros per share. The arrangement between Storms and BayStar Capital reportedly provided for a split of any sale proceeds, and BayStar reportedly sold one million shares shortly after the IPO. After the IPO and news of Storms' sales, World Online's stock price plummeted, triggering a civil lawsuit and a criminal investigation scrutinizing Storms' sale to Baystar Capital (and others) and the related disclosure (or lack thereof) in the IPO prospectus. Storms was reportedly forced to resign from World Online; five months after the controversial IPO, World Online was sold for less than half of its 12 billion Euro listing value; and investors later prevailed in a civil lawsuit against World Online's successor in

13 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 part based onstatements made by Storms that a Dutch court found "clearly misleading." (Maitia Decl. ¶¶ 90-104), describing and linking articles.) The Storms-Brink mother-daughter relationship, the Storms-Miller relationship, and the World Online IPO scandal involving Storms and Miller constitute material information that should have been disclosed to the Renovaro stockholders before the Special Meeting. The uninformed stockholder vote allowed the Board Defendants to give away half the company to GEDi Cube shareholders (with a large portion going to Storms' daughter). These omissions make the last-minute waiver of the fairness opinion condition even more troubling because Miller was a director at the time. These omissions also raise questions about whether Storms or Miller were compensated in connection with the GEDi Cube transaction, whether either of them was the unnamed "consultant" whose "confidence" resulted in the Renovaro Board approving the GEDi Cube Stock Purchase Agreement, whether Storms was involved in Miller being appointed to Renovaro's board shortly after the Stock Purchase Agreement was signed, whether Storms was involved in the fairness opinion waiver, whether, given Miller's conflict, the waiver was properly authorized under Delaware law, and whether there was an undisclosed "13D Group" under SEC regulations among Storms, Miller, Brink, Sindlev, Abildgaard and/or any other Renovaro stockholders. E. Plaintiffs Intend to Amend The Derivative Complaint. Plaintiffs have been telling defense counsel for weeks that they intend to amend their Derivative Complaint to account for the changed circumstances following the Special Meeting and GEDi Cube acquisition. Plaintiffs are on solid ground to argue demand futility and alternatively a bad-faith rejection of Plaintiffs' pre-Special Meeting efforts based on the current version of the complaint, and an amended complaint would expand on these allegations. Despite this, Plaintiffs still offered to work with the Board Defendants, offering to stay the litigation and a chance to investigate Plaintiffs' claims and specifically asking whether a special committee had been established for this purpose. In response, defense counsel stated the Board intends to appoint a special committee but insisted on filing this Rule 11 motion unless the Derivative Complaint was withdrawn. Defense counsel refused

14 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 to answer questions about when the committee was or will be established, who is on the committee, and who is representing the committee as legal counsel, and they have refused requests for a copy of the board minutes or the unanimous written consent that includes the resolution forming the committee, its purpose, and the scope of its authority. (Maitia Decl. ¶¶ 72-82.) III. ARGUMENT A. Plaintiffs' January 19, 2024 letter was not a "Binding Admission" Under Applicable Delaware Law. The Board Defendants first argue that Plaintiffs' January 19, 2024 letter to the Board "constitutes a binding admission that the board is properly situated to evaluate [Plaintiffs] purported concerns." (Mot. at 8-9, emphasis in original, citing Spiegel v. Buntrock, 571 A.2d 767 (Del.1990).) But the law is not so straightforward. Stockholder demand issues are inherently case-specific and generally decided on a "case-by-case basis and not by any rote and inelastic criteria." Rosenbloom, 765 F.3d at 1148, citing Brehm v. Eisner, 746 A.2d 244, 255 (Del.2000). As a preliminary matter, Plaintiffs' January 19, 2024 letter is arguably not a pre-suit demand under the governing standard, which considers whether the communication identifies the alleged wrongdoers, the alleged wrongdoing and harm to the corporation, and the legal action the stockholder wants the board to take. Dahle v. Pope, 2020 WL 504982, at *5 (Del. Ch. Jan. 31, 2020), citing Yaw v. Talley, 1994 WL 89019 (Del. Ch. Mar. 2, 1994). Plaintiffs did not intend to make a tacit-concession demand?rather, Plaintiffs were making a good-faith inquiry into whether litigation could be avoided before the Special Meeting?as Plaintiffs have always known and alleged that demand would be futile. (Dkt. 1, Compl. ¶¶ 114-116; Maitia Decl.¶ 45-46; 10-44.) Even if Plaintiffs' January 19 letter were treated as a pre-suit demand, the principal demand for the injunctive relief was narrow: that the Board take corrective action before the January 25, 2024 Special Meeting. The Board's response: silence. When Plaintiffs' counsel finally reached defense counsel and spoke by phone, the Board Defendants rejected

15 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Plaintiffs' requestto supplement the Proxy Statement materials before the Special Meeting.They also rejected Plaintiffs' alternative invitation to postpone the meeting to give the parties some "breathing room" that would obviate the need for emergency litigation. Finally, defense counsel invited Plaintiffs to file the derivative action and TRO application and then opposed the merits of Plaintiffs' TRO on questionable legal grounds. (Maitia Decl. ¶¶ 49-53, 60-66.) The Ninth Circuit has thoughtfully analyzed case law by the Supreme Court of Delaware on whether a derivative action can proceed following a demand versus demand futility. "Under either approach, demand is excused if Plaintiffs' particularized allegations create a reasonable doubt as to whether a majority of the board of directors faces a substantial likelihood of personal liability for breaching the duty of loyalty." Rosenbloom, 765 F.3d at 1150 (citing extensive case law). The Supreme Court of Delaware has since taken a similar approach, instructing that: "from this point forward [2021], courts should ask the following three questions on a director-by-director basis when evaluating allegations of demand futility. . . . If the answer to any of the questions is ?yes' for at least half of the members of the demand board, then demand is excused as futile." United Food & Com. Workers Union & Participating Food Indus. Emps. Tri-State Pension Fund v. Zuckerberg, 262 A.3d 1034, 1059 (Del.2021) (asking whether each director (i) received material personal benefit from the alleged misconduct that is the subject of the demand; (ii) faces a substantial likelihood of liability on any of the claims that would be the subject of the demand; and (iii) lacks independence from someone who would have a "yes" answer to the first two questions). Post-Spiegel case law also allows derivative plaintiffs to overcome the tacit-concession doctrine by alleging particularized facts demonstrating that the Board acted either with gross negligence or in bad faith in responding to a demand. The tacit-concession doctrine means only that "the plaintiff accepts that the number of board members necessary to carry a vote, typically a majority, lacks conflicts with respect to the demand." City of Tamarac Firefighters' Pension Tr. Fund v. Corvi (Corvi), 2019 WL 549938, at *8 (Del. Ch. Feb. 12, 2019). "The tacit concession doctrine does not go further." It does not prevent a court from evaluating whether a board has acted conflict free, in good faith, and with due

16 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 care when responding to a demand, nor does it prevent a court from considering whether, upon delegation to a committee, whether the committee members were "biased," "lacked independence," or conducted a "reasonable investigation." Id. (citing Grimes v. Donald, 673 A.2d 1207 (Del.1996), and Scattered Corp. v. Chicago Stock Exch., Inc., 701 A.2d 70 (Del.1997), both overruled on other grounds by Brehm v. Eisner, 746 A.2d 244, 254 (Del. 2000)). Here, Plaintiffs' January 19 letter is the beginning?not the end?of the analysis. Plaintiffs have already alleged bad faith, conflicts, and a substantial likelihood the Board faces personal liability for breaching the duty of loyalty. (Compl. ¶¶ 114-116.) An amended complaint will expand on these allegations to include the Board Defendants' bad-faith refusal to investigate Plaintiffs' allegations before the Special Meeting. Only then can the Court conduct the required "case-by-case" analysis, Rosenbloom, 765 F.3d at 1148, an analysis that is suitable for regular (non-Rule 11) motion practice. See Jackson v. Jacob, 2021 WL 3578671, at *2 (C.D. Cal. Apr. 9, 2021) (denying Rule 11 sanctions on a shareholder demand issue); Forestal v. Caldwell, 2016 WL 9774914, at *1 (C.D. Cal. Nov. 14, 2016) (same). B. Defendants' Rule 11 Motion Regarding Suitable Derivative Plaintiffs Fails to Cite Binding 9th Circuit Case Law That Establishes A Multi-Factor Test (Not a "Bright-Line" Rule). The Board Defendants next argue that "Plaintiffs are patently unsuitable derivative plaintiffs given their ongoing litigation against Renovaro, and thus not even legally permitted to bring this action?regardless of its merits." (Mot. at 9:24-27, emphasis in original.) They cite one Ninth Circuit case, Hornreich v. Plant Indus., Inc., 535 F.2d 550 (9th Cir. 1976), and argue that the "archetypical example of a derivative plaintiff who cannot serve as a fiduciary with undivided loyalty to the corporation is a plaintiff who is concurrently engaged in other litigation adverse to the corporation." (Mot. at 10:12-15.) But the Board Defendants fail to cite Larson v. Dumke, the leading Ninth Circuit case that established the "criteria for determining adequacy of representation" in derivative cases. 900 F.2d 1363, 1367 (9th Cir. 1990). Far from a bright-line rule, Larson sets forth

17 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 eight factors that are "intertwined or interrelated, and it is frequently a combination of factors which leads a court to conclude that the plaintiff does not fulfill the requirements of 23.1." Id. Only two of those factors consider the relative magnitude of the plaintiff's personal interests (as compared to his interest in the derivative action itself) and plaintiff's vindictiveness toward the defendants. Id. Plaintiffs are well positioned to argue each of these factors in the event of a routine motion to dismiss, the proper procedure for the Board Defendants to challenge the suitability of Plaintiffs in a derivative action. C. The 2018 Merger Agreement's Jurisdiction Clause, On Its Face, Does Not Apply To The Derivative Complaint. The Merger Agreement jurisdiction clause cited by the Board Defendants applies to "any action arising out of or relating to this Agreement brought by any Party against another Party arising out of or relating to this Agreement." (Dkt. 18-1 at 70, § 11.10 of the Merger Agreement (emphasis added).) "Party" is a defined term that includes Renovaro, its merger subsidiary (which no longer exists), Renovaro Biopharma, Inc. and Weird Science. (Id. at 11, Introductory Paragraph.) The Board Defendants ignore these crucial terms. As the Board Defendants expressly admit, the claims brought in the Derivative Complaint are, by their very nature, brought by Plaintiffs on behalf of Renovaro (a Merger Agreement Party) not against it. (Mot. at 10 ("a shareholder who files a derivative action is purporting to sue, in a fiduciary capacity, for the benefit of the corporation.").) The Board Defendants separately argue that it is "axiomatic" that any shareholder's derivative suit both "arises out of" and "relates to" the plaintiff's ownership of stock in the corporation named as the nominal defendant and, from there, that the submission to jurisdiction clause in the 2018 Merger Agreement through which Weird Science acquired Renovaro stock "unquestionably" governs the forum for the derivative suit. (Mot. at 15:16, 16:1-2.) The Board Defendants' only authority is Yei A. Sun v. Advanced China Healthcare, Inc. (Sun), 901 F.3d 1081 (9th Cir. 2018). But Sun was not a derivative lawsuit (the Board Defendants cite zero derivative cases on this point), and the Sun Court's ruling

18 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 turned on the fact that the securities fraudat issueallegedly induced the plaintiff to enter the very Share Purchase Agreement with the forum-selection clause that was enforced. Id. at 1086-87. Here, in contrast, Plaintiffs are taking the plausible legal position that the misconduct alleged in this Derivative Complaint is unrelated to the 2018 Merger Agreement because, among other things, it is a derivative claim for violating the federal securities laws. Any forum clause applicable to this case would be in Renovaro's Certificate of Incorporation or its Bylaws. See Delaware General Corporation Law § 115; see also Lee v. Fisher, 70 F.4th 1129, 1151-1159 (9th Cir. 2023) (examining case law on enforcement of forum selection clauses for shareholder litigation involving Delaware corporations). Neither Renovaro's Certificate of Incorporation nor Renovaro's Bylaws have a forum selection clause for shareholder litigation, a fact Plaintiffs' counsel investigated before filing the Derivative Complaint. (Maitia Decl. ¶¶ 43-44.) And in the absence of a forum selection clause in the Certificate of Incorporation or Bylaws, no other case law requires California plaintiffs to give up all shareholder rights to sue the Board of a California-based company in a home-state California forum for wrongdoing unrelated to the way those plaintiffs acquired their company stock. While the Board Defendants can litigate the merits of these issues, Plaintiffs' legal position is not grounds for Rule 11 sanctions. D. The Colorado River Doctrine Also Employs a Multi-Factor Test (Not a "Bright-Line" Rule). Finally, the Board Defendants cite the Colorado River doctrine, an unsubtle effort to have the Court dismiss this action on the merits vis-à-vis a Rule 11 motion because the Plaintiffs sued Renovaro in the Delaware Court of Chancery, as required under the Merger Agreement, to enforce their contractual piggyback registration rights granted in connection with the Merger Agreement. (Mot. at 18-19.) The Board Defendants again fail to cite binding and instructive case law.

19 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 In Seneca Ins., v. Strange Land, Inc., the Ninth Circuit identifies the eight-factor test under Colorado River, explaining that these factors are not a "mechanical checklist" but must be examined in a "a pragmatic, flexible manner with a view to the realities of the case at hand," and "with the balance heavily weighted in favor of the exercise of [federal] jurisdiction." 862 F.3d 835, 841?42 (9th Cir. 2017). Without identifying these factors or the case law interpreting them, the Board Defendants list off "sound bite" conclusions that purport to address each factor without any meaningful explanation. (Mot. at 19:2-11 (arguing, for example, that the Delaware action is "substantially similar" to this case, the Delaware court acquired jurisdiction "long before this case was filed," there is "no question" the Delaware court "can resolve many if not all, of the issues at hand," and this case "smacks of ?forum shopping'").) But this issue requires a more refined analysis. See, e.g., Seneca Ins., 862 F.3d at 843 ("In determining the order in which the state and federal courts obtained jurisdiction, district courts are instructed not simply to compare filing dates, but to analyze the progress made in each case"); id. at 844 ("The ?presence of federal-law issues must always be a major consideration weighing against surrender' of jurisdiction. . . ."); id. at 846 ("When evaluating forum shopping under Colorado River, we consider whether either party improperly sought more favorable rules in its choice of forum or pursued suit in a new forum after facing setbacks in the original proceeding. . . . It typically does not constitute forum shopping where a party ?acted within his rights in filing a suit in the forum of his choice."). Here, the Colorado River factors are more than debatable. The Delaware action stems from a direct contract claim involving Plaintiffs' piggyback registration rights for which Plaintiffs seek damages under Delaware contract and tort law. The parties have just begun litigating the first round of motions to dismiss, and no substantive rulings have been made. (Maitia Decl. ¶ 104.) This case, on the other hand, seeks derivative relief on behalf of Renovaro only: the disgorgement and return of ill-gotten profits and Renovaro shares that should be returned, and other relief to compensate Renovaro for the Board's violations

20 OPPOSITION TO THE BOARD DEFENDANTS' RULE 11MOTION FOR SANCTIONS1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 of SEC disclosure requirements. Federal securities laws underlie each of the derivative claims. IV. CONCLUSION AND REQUEST FOR PLAINTIFFS' ATTORNEY'S FEES. To defeat the Board Defendants' Rule 11 motion, Plaintiffs only need to show that their legal positions are "fairly debatable," "warranted by existing law or by a nonfrivolous argument for extending, modifying, or reversing existing law or for establishing new law." Fed. R. Civ. P. 11(b)(2) and Notes of Advisory Committee on Rules (1993). Plaintiffs have met this standard, and the Rule 11 motion should be denied. On a personal note, though we (Plaintiffs' counsel) have not cross-moved for Rule 11 sanctions against defense counsel, we urge the Court to acknowledge the improper tactics at issue here: litigation bullying by lawyers seeking retaliation at the behest of parties at the center of alleged misconduct that, if countenanced, will chill advocacy and undermine a lawyer's duties in representing her client. In filing this motion, defense counsel has weaponized Rule 11 to bully us into dismissing this case against the threat of attorney sanctions that will jeopardize our standing with the California State Bar and our reputation in the legal community. Likely the goal of defense counsel (a major law firm), we have had to divert immense resources from our small firm to oppose this baseless Rule 11 motion. The Court can condemn this conduct not only by denying the Board Defendants' motion but also by granting us our attorney's fees?$104,499?as allowed under Rule 11(c)(2) to compensate Plaintiffs' counsel for the time devoted to this vindictive motion. (Maitia Decl. ¶¶ 112-113.)

Case 2:24-cv-00645-HDV-MRW Document 22-1 Filed 04/04/24 Page 26 of 27 Page ID #:1151

Dated: April 4, 2024

Respectfully submitted

By: /s/ Megan A. Maitia

Megan A. Maitia
Jennifer L. Williams
SUMMA LLP

Attorneys for Plaintiffs
Weird Science LLC and
William Anderson Wittekind

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OPPOSITION TO THE BOARD DEFENDANTS' RULE 11 MOTION FOR SANCTIONS

Case 2:24-cv-00645-HDV-MRW Document 22-1 Filed 04/04/24 Page 27 of 27 Page ID #:1152

CERTIFICATE OF COMPLIANCE

The undersigned, counsel of record for Plaintiffs Weird Science LLC and William Anderson Wittekind, certifies that this brief contains 6,882 words, which complies with the word limit of L.R. 11-6.1.

/s/ Megan A. Maitia
Megan A. Maitia

22
OPPOSITION TO THE BOARD DEFENDANTS' RULE 11 MOTION FOR SANCTIONS